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                                                                      Exhibit 10
                   SHEREFF, FRIEDMAN, HOFFMAN & GOODMAN, LLP
                               919 THIRD AVENUE
                        NEW YORK, NEW YORK  10022-9998
                                (212) 758-9500

                                                               February 26, 1998

Prudential National Municipals Fund, Inc.
Gateway Center Three
100 Mulberry Street
Newark, New Jersey  07102-4077

Ladies and Gentlemen:

           Prudential National Municipals Fund, Inc. (the "Fund") proposes to issue and sell an indefinite number of shares of Common Stock, par value $.01 per share (the "Shares"), in the manner and on the terms set forth in its Registration Statement on Form N-1A, as amended to date, filed with the Securities and Exchange Commission (File No. 2-66407).

           We have, as counsel, participated in various corporate and other proceedings relating to the Fund and to the Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of its Articles of Incorporation and By-Laws, as currently in effect, a certificate of good standing issued by the State Department of Assessments and Taxation of the State of Maryland and other documents relating to its organization and operation. We have also reviewed the above-mentioned Registration Statement, as amended to date, and the documents filed as exhibits thereto. We are generally familiar with the business affairs of the Fund.

           Based upon the foregoing, it is our opinion that:

           1. The Fund has been duly organized and is validly existing under the laws of the State of Maryland.

           2. The Fund is authorized to issue 750 million (750,000,000) Shares. Under Maryland law, shares of Common Stock which are issued and subsequently redeemed by the Fund will be, by virtue of such redemption, restored to the status of authorized and unissued shares.

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Prudential National Municipals Fund, Inc.
February 26, 1998
Page 2


           3. Subject to the effectiveness of the above-mentioned Registration Statement and compliance with applicable state securities laws, upon the issuance of the Shares for a consideration not less than the par value thereof, and not less than the net asset value thereof as required by the Investment Company Act of 1940, as amended, and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable.

           We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the above-mentioned Registration Statement and with any state securities commission where such filing is required. We also consent to the reference to our firm as counsel in the prospectus filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

           We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion expressed herein involves the law of Maryland, such opinion should be understood to be based solely upon our review of the good standing certificate referred to above, the published statutes of that State and, where applicable, published cases, rules or regulations of regulatory bodies of that State.

                                Very truly yours,

                                /s/ Shereff, Friedman, Hoffman & Goodman, LLP

                                Shereff, Friedman, Hoffman & Goodman, LLP


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